SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the registrant   [ X ]

Filed by a Party other than the Registrant   [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to rule 240.14a-11(c) or rule 240.14a-12

                             1st Source Corporation
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)


     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

       (1) Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------------
       (2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ------------------------------------------------------------------------
       (4) Proposed maximum aggregate value of transaction:

       ------------------------------------------------------------------------
       (5) Total fee paid:

       ------------------------------------------------------------------------
[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       ------------------------------------------------------------------------
       (2) Form, Schedule or Registration Statement No.:

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       (3) Filing Party:

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       (4) Date Filed:

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

                                                          1st Source Corporation
                                                       100 North Michigan Street
                                                            Post Office Box 1602
                                                       South Bend, Indiana 46634


          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

TO THE SHAREHOLDERS OF 1ST SOURCE CORPORATION:

The Annual Meeting of the Shareholders of 1st Source Corporation will be held at the 1st Source Center, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana, on April 22, 2003, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1. ELECTION OF DIRECTORS. Election of two directors for terms expiring in 2006.

2. APPROVAL OF AMENDMENT TO THE 1982 EXECUTIVE INCENTIVE PLAN AND THE 1982 RESTRICTED STOCK AWARD PLAN. Approval of amendment to the 1982 Executive Incentive Plan and the 1982 Restricted Stock Award Plan which would allow the Executive Compensation Committee of the Board of Directors to extend the forfeiture period on issued shares on a discretionary basis.

3. OTHER BUSINESS. Such other matters as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 18, 2003, are entitled to vote at the meeting.



By Order of the Board of Directors,

John B. Griffith
Secretary

South Bend, Indiana
March 14, 2003


================================================================================
   PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN
  THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, NEVERTHELESS,
            VOTE IN PERSON AND REVOKE A PREVIOUSLY SUBMITTED PROXY.
================================================================================

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


                             1st SOURCE CORPORATION
       ------------------------------------------------------------------
       100 N. Michigan Street o P.O. Box 1602 o South Bend, Indiana 46634

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of 1st Source Corporation ("1st Source"), to be held on April 22, 2003, at 10:00 a.m. local time, at the 1st Source Center, 4th Floor Boardroom, South Bend, Indiana. Only Shareholders of record at the close of business on February 18, 2003, will be eligible to vote at the Annual Meeting. The voting securities of 1st Source consist only of Common Stock, of which 21,194,232 shares were outstanding on the record date. Each Shareholder of record on the record date will be entitled to one vote for each share. Cumulative voting is not authorized. The approximate date for making available this Proxy Statement and the form of proxy to Shareholders is March 14, 2003. With respect to each matter to be acted upon at the meeting, abstentions on properly executed proxy cards will be counted for determining a quorum at the meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted.

The cost of solicitation of proxies will be borne by 1st Source. In addition to the use of mails, proxies may be solicited through personal interview, telephone, and facsimile by directors, officers and regular employees of 1st Source without additional remuneration therefor.

                                  REVOCABILITY

Shareholders may revoke their proxies at any time prior to the meeting by giving written notice to John B. Griffith, Secretary; 1st Source Corporation; Post Office Box 1602; South Bend, Indiana 46634, or by voting in person at the meeting.

                        PERSONS MAKING THE SOLICITATION

This solicitation is being made by the Board of Directors of 1st Source.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Ownership of beneficial owners of more than 5% of the Common Stock outstanding at February 18, 2003:

Name and Address                                   Type of Ownership             Amount             % of Class
---------------------------------------------------------------------------------------------------------------------
Ernestine M. Raclin (1)                               Indirect(2)              5,780,316              27.27%
100 North Michigan Street                                                      ---------             -------
South Bend, IN  46601

Christopher J. Murphy III                               Direct                   722,733               3.41%
100 North Michigan Street                             Indirect(3)              2,041,552               9.63%
South Bend, IN  46601                                                          ---------             -------
                                                        Total                  2,764,285              13.04%
                                                                               =========             =======

1st Source Bank as Trustee for the 1st Source           Direct                 1,261,890               5.95%
Corporation Employees' Profit Sharing Plan and Trust                           =========             =======

(1)  Mrs. Raclin is the mother-in-law of Mr. Murphy.

(2) Owned indirectly by Mrs. Raclin who disclaims beneficial ownership thereof. Most of these securities are held in trusts, of which 1st Source Bank is the trustee and has sole voting power. While Mrs. Raclin is an income beneficiary of many of these trusts, the ultimate benefit and ownership will reside in her children and grandchildren.

(3) Owned indirectly by Mr. Murphy who disclaims beneficial ownership thereof. The securities are held by Mr. Murphy's wife and children, or in trust or limited partnerships for the benefit of his wife and children. Mr. Murphy is not a current income beneficiary of most of the trusts. Due to the structure of various trusts and limited partnerships, 665,308 shares are shown both in Mr. Murphy's and Mrs. Raclin's ownership.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The Board of Directors knows of no matters to come before the Annual
Meeting other than the matters referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, nor executive officer of 1st Source has any special interest in any matter to be voted upon other than (i) election to the Board of Directors and (ii) officers may have an interest in Proposal Number 2, relating to the 1982 Executive Incentive Plan and the 1982 Restricted Stock Award Plan, as described more fully herein. Directors, executive officers, and voting trustees have indicated that they intend to vote for all directors as listed in Proposal Number 1 and for Proposal Number 2.

                    PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three (3) groups of directors whose terms expire at different times. At the 2003 Annual Meeting, two (2) directors are to be reelected for terms expiring in 2006, or until the qualification and election of a successor. Directors will be elected by a plurality of the votes cast.

The following information is submitted for each nominee as well as each director and each non-director executive officer continuing in office.



                                                                                                      Beneficial Ownership
                                                                                                     of Equity Securities(1)
                                                                                 Year in Which      ------------------------
                                                                                 Directorship         Common         % of
Name                     Age          Principal Occupation (3)                      Assumed            Stock (2)     Class
--------------------------------------------------------------------------------------------------------------------------

                                 NOMINEES FOR REELECTION TO THE BOARD OF DIRECTORS

TERMS EXPIRING IN APRIL, 2006
-----------------------------

William P. Johnson        60          President, Flying J, LLC (consulting);          1996             17,288          *
                                      prior thereto, Chief Executive Officer,
                                      Goshen Rubber Co., Inc. (rubber and plastic
                                      parts manufacturer); and Director,
                                      Coachmen Industries, Inc.

Claire C. Skinner         48          Chairman of the Board, President,               2000              2,205          *
                                      Chief Executive Officer, and Director,
                                      Coachmen Industries, Inc. (recreational
                                      vehicle and modular home manufacturer)

                                           DIRECTORS CONTINUING IN OFFICE

TERMS EXPIRING IN APRIL, 2004
-----------------------------

Daniel B. Fitzpatrick     45          Chairman, President, Chief Executive            1995             36,870          *
                                      Officer and Director, Quality Dining,
                                      Inc. (quick service and casual dining
                                      restaurant operator)

Wellington D. Jones III   58          Executive Vice President, 1st Source            1998            229,805       1.08%
                                      Corporation, and President and
                                      Chief Operating Officer, 1st Source
                                      Bank; prior thereto, Executive
                                      Vice President, 1st Source Corporation
                                      and 1st Source Bank

Dane A. Miller, Ph.D.     57          President, Chief Executive Officer and          1987             18,804          *
                                      Director, Biomet, Inc. (medical
                                      products and technology)

Toby S. Wilt              58          Chairman, Christie Cookie Company               2002              1,000          *
                                      (gourmet foods); President, TSW
                                      Investment Company; and Director,
                                      Outback Steakhouse, Inc.




                                                                                                      Beneficial Ownership
                                                                                                     of Equity Securities(1)
                                                                                 Year in Which      ------------------------
                                                                                 Directorship         Common         % of
Name                     Age          Principal Occupation (3)                      Assumed            Stock (2)     Class
----------------------------------------------------------------------------------------------------------------------------

                                    DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRING IN APRIL, 2005
-----------------------------

Lawrence E. Hiler         57        Chairman, Hiler Industries                       1992              2,166           *
                                    (metal castings)

Rex Martin                51        Chairman, President and Chief                    1996              2,768           *
                                    Executive Officer, NIBCO, Inc.
                                    (copper and plastic plumbing
                                    parts manufacturer)

Christopher J. Murphy III 56        Chairman of the Board, President, and            1972          2,764,285       13.04%
                                    Chief Executive Officer, 1st Source
                                    Corporation; and Chairman of the Board
                                    and Chief Executive Officer, 1st Source
                                    Bank; prior thereto, President and
                                    Executive Officer, 1st Source Corporation
                                    and 1st Source Bank; and Director,
                                    Quality Dining, Inc.

Timothy K. Ozark          53        Chairman and Chief Executive Officer,            1999              5,300           *
                                    Aim Financial Corporation
                                    (mezzanine funding and leasing)

                                    NON-DIRECTOR EXECUTIVE OFFICERS

Richard Q. Stifel         61        Executive Vice President,  Business                               99,666           *
                                    Group, 1st Source Bank (since 1992)

Allen R. Qualey           50        President and Chief Operating Officer,                            84,669           *
                                    Specialty Finance Group, 1st Source
                                    (since 1997)

John B. Griffith          45        Senior Vice President, General Counsel                             5,107           *
                                    and Secretary, 1st Source Corporation
                                    1st Source Bank (since 2001); prior
                                    Partner, McDermott, Will & Emery, and
                                    Partner, Winston & Strawn

Larry E. Lentych          56        Senior Vice President, Treasurer and                              62,865           *
                                    Financial Officer, 1st Source Corporation
                                    1st Source Bank (since 1988)




                                                                                                      Beneficial Ownership
                                                                                                     of Equity Securities(1)
                                                                                 Year in Which      ------------------------
                                                                                 Directorship         Common         % of
Name                     Age          Principal Occupation (3)                      Assumed            Stock (2)     Class
----------------------------------------------------------------------------------------------------------------------------

All Directors and Executive Officers as a Group (14 persons)                                         3,332,798      15.73%


* Represents holdings of less than 1%.

(1) Based on information furnished by the directors and executive officers as of February 18, 2003.

(2) The amounts shown include shares of Common Stock held directly or indirectly in the following amount by the spouse and other family members of the immediate household of Christopher J. Murphy III, who disclaims beneficial ownership of such securities: 2,041,552 shares. Voting authority for 959,689 shares owned beneficially by Mr. Murphy is vested in 1st Source Bank as Trustee for various family trusts. Investment authority for those shares is held by 1st Source Bank as Trustee of the underlying trusts.

(3) The principal occupation represents the employment for the last five years for each of the named directors and executive officers. Directorships presently held in other registered corporations are also disclosed.

Directors and officers of 1st Source and their affiliates were customers of and had transactions with 1st Source and its subsidiaries in the ordinary course of business during 2002; additional transactions are expected to take place in the ordinary course of business in the future. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, or present other unfavorable features. Credit underwriting procedures followed were no less stringent than those for comparable transactions with other borrowers.

                                BOARD COMMITTEES

1st Source and its major subsidiary, 1st Source Bank, share the following permanent committees made up of board members of both organizations. Committee members are appointed annually after the Annual Meeting of Shareholders.

Executive Committee -- Members of the Executive Committee were Christopher J. Murphy III, Chairman; Daniel B. Fitzpatrick, William P. Johnson, Rex Martin, Timothy K. Ozark, and Richard J. Pfeil. The Committee did not meet in 2002. The Committee has the power to act for the Board of Directors between Board meetings subject to certain statutory limitations. The Committee also carries out the functions of the Nominating Committee and will consider nominees for election to the Board of Directors recommended by Shareholders, if submitted in writing at least 120 days prior to the next Annual Meeting to be held on or about April 22, 2004. Nominations should be addressed to the attention of the Chairman, Executive Committee, c/o 1st Source Corporation.

Audit Committee -- Members of the Audit Committee were Rex Martin, Chairman; Daniel B. Fitzpatrick, Lawrence E. Hiler, Dane A. Miller, Timothy K. Ozark and Toby S. Wilt, 1st Source Directors; Terry L. Gerber, David L. Lerman, and John
T. Phair, 1st Source Bank Directors. The Committee held four meetings in 2002. The function of the Audit Committee is to select the Company's outside independent accountants and to review the scope and results of the audits by the internal audit staff and the independent accountants. The Committee also reviews the adequacy of the accounting and financial controls and presents the results to the Board of Directors with respect to accounting practices and internal procedures. It also makes recommendations for improvements in such procedures.

Human Resources Committee -- Members of the Human Resources Committee were Richard J. Pfeil, Chairman; Rev. E. William Beauchamp, William P. Johnson, and Claire C. Skinner, 1st Source Directors; Marilou Eldred, Hollis E. Hughes, Jr.,
H. Thomas Jackson, Craig A. Kapson, and Mark D. Schwabero, 1st Source Bank Directors. The Committee held three meetings in 2002. The purpose of the Committee is to establish wage and benefit policies for 1st Source and its subsidiaries.

Executive Compensation Committee -- Members of the Executive Compensation Committee were Timothy K. Ozark, Chairman; William P. Johnson, Rex Martin and Richard J. Pfeil. The Committee held two meetings in 2002. The Executive Compensation Committee determines compensation for senior management personnel, reviews the Chief Executive Officer and manages the Company's stock plans.

Meetings of the Board of Directors and Directors' Compensation -- The Board of Directors held six meetings in 2002. The only incumbent director who attended fewer than 75% of the aggregate total meetings of the Board of Directors and all committees of the board of 1st Source on which he served was Daniel B. Fitzpatrick. Directors receive fees in the amount of $7,000 per year, and $600 per board meeting and committee meeting attended. Committee chairpersons receive $700 per meeting. Total fees paid in 2002 were $205,200.

                         REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees 1st Source's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The Board of Directors has adopted a Charter for the Audit Committee to set forth its authority and responsibilities. A copy of this Charter was included in the 2001 proxy statement as Exhibit A. All of the members of the Committee are independent as defined in the listing standards of the Nasdaq Stock Market.

The Committee reviewed the audited financial statements in the Annual Report with management. The Committee also reviewed the financial statements with 1st Source's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee also considered with the auditors their judgments as to the quality, not just the acceptability, of 1st Source's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and 1st Source, including the matters in the written disclosures required by the Independence Standard Board, and considered the compatibility of nonaudit services provided by the independent auditors to 1st Source with the auditors' independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                AUDIT COMMITTEE

                              Rex Martin, Chairman

              Daniel B. Fitzpatrick             Terry L. Gerber
              Lawrence E. Hiler                 David L. Lerman
              Dane A. Miller                   Timothy K. Ozark
              John T. Phair                        Toby S. Wilt


REMUNERATION OF EXECUTIVE OFFICERS

The following tables set forth all aggregate remuneration accrued by 1st Source and its subsidiaries in 2002 for 1st Source's chief executive officer and each of 1st Source's other four most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

                                                   Annual                             Long-Term
                                               Compensation                         Compensation
                                                                              Awards           Payouts
(a)                               (b)     (c)       (d)          (e)           (f)               (g)              (h)
                                                                            Securities
                                                             Other Annual   Underlying           LTIP          All Other
Name and Principal Position(1)   Year   Salary    Bonus(2)   Compensation    Options (#Sh)     Payouts(2)   Compensation (3)
----------------------------------------------------------------------------------------------------------------------------
Christopher J. Murphy III         2002 $565,659 $       -      $27,990            -           $129,017       $   14,000
Chairman, President & CEO,        2001  546,101   557,500       27,449            -            179,080          120,560
1st Source, and Chairman          2000  518,269 1,037,056       23,923            -            153,859          112,786
& CEO, 1st Source Bank

Wellington D. Jones III           2002  303,683         -       20,191        4,843             41,538           14,000
Executive Vice President          2001  292,868    38,000       19,420            -             63,003           15,191
1st Source, and President         2000  276,145    72,943       17,746            -             53,440           15,261
& COO, 1st Source Bank

Allen R. Qualey                   2002  217,846         -        5,592            -             34,711           14,000
President and COO,                2001  207,846    21,500        5,255            -             50,754           15,191
Specialty Finance Group,          2000  194,769    55,428        4,416            -             42,578           15,261
1st Source Bank

Richard Q. Stifel                 2002  196,724         -        5,764          562             20,036           14,000
Executive Vice President,         2001  191,303    12,500        5,404            -             30,944           15,191
Business Banking Group,           2000  183,877    34,787        5,125            -             27,203           15,261
1st Source Bank

John B. Griffith(4)               2002  210,972         -        3,471            -              5,693            9,053
Senior Vice President,            2001  138,462    20,000       37,179       25,000                  -                -
General Counsel and Secretary

(1) Mr. Murphy, Mr. Jones, Mr. Qualey and Mr. Stifel signed employment agreements in April 1998. Mr. Griffith signed an employment agreement in March 2001. Mr. Murphy's agreement provides for a $570,000 base salary at December 31, 2002, with annual increases of not less than 5% effective March 31 of each year, and cash bonus payments based on a formula computed in a manner similar to the awards to executives under the Executive Incentive Plan and Long-Term Executive Award Program. Under the other four agreements, Mr. Jones, Mr. Qualey, Mr. Stifel and Mr. Griffith receive base salaries of $306,500, $220,000, $196,980 and $215,000, respectively, at
     December 31, 2002, with annual increases at March 31 each year as may be determined by 1st Source, and cash and stock bonuses determined under the Executive Incentive Plan and the Long-Term Executive Award Program. The agreements permit gross-up payments necessary to cover possible excise tax payments by the Executives and to reimburse the Executives for legal fees that might be expended in enforcing the agreements' provisions or contesting tax issues relating to the agreements' parachute provisions. Mr. Murphy's agreement is a five-year agreement which is extended an additional year each year unless either party gives notice not to extend. The agreements for Mr. Jones, Mr. Qualey and Mr. Stifel expire on December 31, 2003. Mr. Griffith's agreement expires on March 31, 2004. In each case their agreement will be extended from year to year thereafter unless either party gives notice not to extend. If any of the Executives terminate employment because of any adverse change in their status, he will continue to receive his base salary for a period of twelve months after his termination. If any of the Executives terminate employment within one year of a change in control (which term includes any third party which becomes beneficial owner of 50%, or in the case of Mr. Murphy, 20% or more of the outstanding stock of 1st Source, the election of a majority of new directors in connection with a sale, merger, other business combination or contested Board of Directors election, or any approval of any transaction which results in a disposition of substantially all of the assets of 1st Source), he will receive severance pay in cash equal to 2.99 times his "Annualized Includable Compensation" (as defined under the Internal Revenue Code of 1986, as amended.) The agreements also include restrictive covenants which provide, among other things, that the Executives not compete with 1st Source in bank or bank-related services within certain designated counties of Indiana or divulge confidential information or trade secrets for a twenty-four month period (in the agreement of Mr. Griffith, an unlimited period with respect to confidential information or trade secrets) after termination of employment. In the event of disability, the Executives will receive their base salary for up to one year, in addition to other disability programs in effect for all officers of 1st Source. Additionally, 1st Source has entered into a split-dollar life insurance agreement with Mr. Murphy which insures the lives of Mr. Murphy and his wife for $10.2 million.

(2) 1st Source has an Executive Incentive Plan (the "Plan") and the 1998 Performance Compensation Plan which are administered by the Executive Compensation Committee (the "Committee") of the Board. Awards under the Plan consist of cash and "Book Value" and "Market Value" shares of Common Stock. "Book Value" shares are awarded annually on a discretionary basis and are subject to forfeiture over a period of five (5) years. "Book Value" shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. 1st Source may terminate or extend the Plan at any time. During February 2001 and February 1996, 1st Source granted special long-term incentive awards (the "Awards") to participants in the Executive Incentive Plan administered by the Committee. The 2001 Award was granted for the attainment of the company's long-term goals for 2000, which were set in 1995. The 1996 Award was granted for the attainment of the company's long-term goals for 1995 which were set in 1990. Each Award was split between cash and 1st Source Common Stock valued at the market price at the time of the award. Such shares are subject to forfeiture over a period of ten (10) years. The first 10% of these shares was vested at the grant of the Award. Subsequent vesting requires (i) the participant to remain an employee of 1st Source and
(ii) that 1st Source be profitable on an annual basis based on the determination of the Committee.

1st Source also has a Restricted Stock Award Plan (the "Restricted Plan") for key employees. Awards under the Restricted Plan are made to employees recommended by the Chief Executive Officer and approved by the Committee. Shares awarded under the Restricted Plan are subject to forfeiture over a five (5) to ten (10) year period. Vesting is based upon meeting certain criteria, including continued employment by 1st Source.

The bonus amounts shown represent the annual cash awards under the Plan, the 1998 Performance Compensation Plan and other cash bonuses. Vested stock under the Plan, the Awards and the Restricted Plan are included in the LTIP Payouts column. The value placed on "Book Value" shares is the book value per share as of December 31 of each year. The value placed on market value shares is market value as of December 31 of each year. Mr. Murphy receives this vested amount in cash.

Unvested stock holdings under the Plan, the Awards and the Restricted Plan as of December 31, 2002, are as follows:

                                  Book Value    Market Value    Calculated
Name                                Shares         Shares          Value
---------------------------------------------------------------------------
Christopher J. Murphy III           30,818        15,056         $707,370
Wellington D. Jones III             13,175         5,333          283,923
Allen R. Qualey                     10,718         4,447          232,792
Richard Q. Stifel                    6,258         2,350          131,793
John B. Griffith                     1,358         3,474           78,247

(3) Mr. Murphy's amount in the "All Other Compensation" column includes $0, $105,369, and $97,525 for 2002, 2001, and 2000, respectively, for the current value on an actuarial basis of his split-dollar life insurance agreement. All other amounts reported in the "All Other Compensation" column represent 1st Source contributions to defined contribution retirement plans.

(4) Mr. Griffith became an executive officer in 2001.

             EXECUTIVE INCENTIVE PLAN-- AWARDS FOR LAST FISCAL YEAR

There have been no Executive Incentive Plan awards to executive officers for the last fiscal year.

                             PENSION PLAN BENEFITS

Annual pension benefits payable to executive officers after their retirement under annuity contracts received from the terminated Pension Plan are as follows:

                                               Annual Pension
Name                                              Benefits
-----------------------------------------------------------------
Christopher J. Murphy III                         $17,078
Wellington D. Jones III                             6,694
Richard Q.Stifel                                    3,879

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

1st Source officers are reviewed annually by their immediate supervisor. The review includes assessment of management performance and achievement of individual, group and Company goals.

The performance review is a normal part of 1st Source's Salary
Administration Program. All positions are rated and placed in a salary range. Annually, with our approval, management establishes a salary performance grid that sets the range of merit increases that may be given to officers depending on their review and their respective position (lower, middle or upper third) in their respective salary range.

The categories of performance under the Company's review program are:

     --   Substantially and consistently exceeds job requirements
     --   Often exceeds job requirements
     --   Meets and sometimes exceeds job requirements
     --   Meets some job requirements, improvement is required
     --   Does not meet minimal job requirements

Management awards salary increases as determined under the guidelines of the Salary Administration Program in conformance with the salary performance grid in effect for the year and the annual budget.

All of the officers reported herein, including Mr. Murphy, are under the 1st Source Salary Administration Program. In his case, he is evaluated by us against a series of objectives set in the Company's annual budget plan and in its long-term strategic plan as annually approved by our full Board. In January 2003, we reviewed Mr. Murphy's salary. Under his employment contract described elsewhere in this proxy statement, Mr. Murphy has a right to receive a minimum annual increase of 5%. Mr. Murphy waived his right to a 5% increase for this review due to the Company's 2002 credit performance and recommended to us that he be given no increase. We accepted his recommendation and no increase was granted.

Bonuses under 1st Source's Executive Incentive Plan (EIP) are determined annually following the close of the year. The bonus is calculated based on the officer's "partnership level" adjusted for the Company's performance relative to plan and for the individual's performance relative to weighted objectives set at the beginning of the year. In Mr. Murphy's case, the base bonus is calculated at a "partnership level" of 25% of his salary. For each 1% that the Company varies from its profit plan for the year, the base bonus is adjusted up or down by 2.5%. Since the Company performed well below its plan for the year, there are no awards under the Company's Executive Incentive Plan and, therefore, Mr. Murphy did not receive an award.

Also, under the EIP, 50% of the Executive Incentive Plan bonus is paid in cash at the time of the award. The other 50% is paid in book value stock and is subject to forfeiture over the succeeding five (5) years. The forfeiture lapses ratably for each year the employee remains with the Company and for each year, or period of years, the Company grows its net income by a targeted minimum per year. During this period, the "at risk" portion of the bonus, delineated in book value stock, is transferred to the participant as the forfeiture period lapses. In Mr. Murphy's case, while determined in book value stock, the award is paid in cash as the forfeiture lapses. Due to the Company's performance in 2002, the remaining 20% of the award made in 1997 would be forfeited. Mr. Murphy asked that the forfeiture period for these awards be extended for four (4) years for all members of the Executive Incentive Plan except himself, Mr. Jones, and Mr. Qualey, as they are the most senior officers of the Corporation with credit and management authority and should bear full responsibility for the Company's performance. The recommendation for the extension was made in an effort to encourage the management team throughout the Company to accelerate their efforts to return 1st Source to its former earnings levels. We approved this extension, as did the Board of Directors, subject to the approval of the Shareholders as is sought elsewhere in this proxy statement.

Mr. Murphy was also eligible for a cash bonus under the 1998 Performance Compensation Plan previously approved by the Shareholders and based on goals established by us at the beginning of 2002. For 2002, the award level set was 2.5% of net income, or the same percentage as set for the three (3) previous years. However, due to the continuing credit problems experienced by the Company, Mr. Murphy recommended that no award be made and waived his right to receive any. The Committee concurred and no award was made.

                        EXECUTIVE COMPENSATION COMMITTEE

                           Timothy K. Ozark, Chairman

          William P. Johnson                        Rex Martin
          Richard J. Pfeil

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The persons named above were the only persons who served on the Executive Compensation Committee of the Board of Directors during the last fiscal year.


                                       OPTION GRANTS IN LAST FISCAL YEAR

(a)                               (b)                     (c)                (d)            (e)            (f)
                          Number of Securities      % of Total Options
                           Underlying Options      Granted to Employees    Exercise     Expiration     Grant Date
Name                            Granted(1)          in Fiscal Year         $/Share         Date         Value(2)
-----------------------------------------------------------------------------------------------------------------
Wellington D. Jones III           4,843                    20%              $20.75      07/31/2006      $30,923
Richard Q. Stifel                   562                     2%               20.75      12/31/2003        2,966

  (1) The date the options are first exercisable is January 22, 2003.  Options are subject to a three-year holding period after exercise.

  (2) Grant date values have been determined using the Black-Scholes option pricing model.  The assumptions used in calculating the Black-Scholes present value for these grants were were as follows:



                                               Dividend       Expected        Risk-free         Expected
Name                                            Yield       Volatility     Interest Rate      Life (Years)
----------------------------------------------------------------------------------------------------------
Wellington D. Jones III                         1.72%          35.60%           4.08%             4.52
Richard Q. Stifel                               1.72%          46.62%           2.92%             1.94


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 2002 OPTION  VALUES

(a)                                   (b)             (c)                 (d)                       (e)
                                                                       Number of            Value of Unexercised
                                                                 Securities Underlying           In-the-Money
                                                                Unexercised Options at           Options at
                                                                   December 31, 2002          December 31, 2002
                               Shares Acquired       Value
Name                              on Exercise      Realized  Exercisable   Unexercisable Exercisable Unexercisable
---------------------------------------------------------------------------------------------------------------------
Christopher J. Murphy III          134,957        $1,846,270   288,890             -      $1,478,097        -
Wellington D. Jones III                  -                 -    69,776         4,843          39,367        -
Allen R. Qualey                      9,277           158,626   103,608             -         178,940        -
Richard Q. Stifel                    1,158            19,230    66,049           562         174,008        -
John B. Griffith                         -                 -     4,167        20,833               -        -


                                            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                                      AMONG 1ST SOURCE, NASDAQ MARKET INDEX AND PEER GROUP INDEX**

                                                                {GRAPH}


                   31-Dec-97        31-Dec-98         31-Dec-99        31-Dec-00         31-Dec-01        31-Dec-02
                   ---------        ---------         ---------        ---------         ---------        ---------

1st Source            100              117                97               75                91                75
NASDAQ Index          100              141               249              156               125                87
Peer Group            100              111                92              112               113               108

  * Assumes $100 invested on December 31, 1997, in 1st Source Corporation common stock, NASDAQ market index, and peer group index.

 ** The peer group is a market-capitalization-weighted stock index of banking companies in Indiana, Illinois,
    Michigan, Ohio, and Wisconsin.

NOTE: Total return assumes reinvestment of dividends.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires executive officers and directors to file reports of ownership and changes in ownership of 1st Source Corporation stock with the Securities and Exchange Commission and to furnish 1st Source with copies of all reports filed. Based solely on a review of the copies of such reports furnished to 1st Source and written representations from the executive officers and directors that no other reports were required, 1st Source believes that all filing requirements were complied with during the last fiscal year, except that one report covering one transaction was filed late by Mr. Murphy and an initial report of ownership was filed late by Mr. Wilt.


                                     EQUITY COMPENSATION PLAN INFORMATION

                                                 (a)                       (b)                      (c)
                                                                                             Number of Securities
                                                                                             Remaining Available
                                                                                             for Future Issuance
                                       Number of Securities to be   Weighted-average             Under Equity
                                        Issued upon Exercise of    Exercise Price of          Compensation Plans
                                           Outstanding Options,     Outstanding Options,    (excluding securities
                                          Warrants and Rights      Warrants and Rights      reflected in column a)
-------------------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by shareholders
 1992 stock option plan                        758,582                   $ 20.14                       -
 2001 stock option plan                         67,700                     22.58               1,932,300
 1997 employee stock purchase plan              23,306                     21.29                 192,692
 1982 executive incentive plan                       -                         -                 100,000(1)(2)
 1982 restricted stock award plan                    -                         -                 200,000(1)
-------------------------------------------------------------------------------------------------------------------
Total plans approved by shareholders           849,588                   $ 20.37               2,424,992
-------------------------------------------------------------------------------------------------------------------
Equity compensation plans
not approved by shareholders
 Stock option agreement effective
   January 1, 1992                             108,584                   $  5.48                       -
-------------------------------------------------------------------------------------------------------------------
Total equity compensation plans                958,172                   $ 18.68               2,424,992
===================================================================================================================
(1) Amount is to be awarded by grants administered by the Executive Compensation Committee of the 1st Source Board
    of Directors

(2) Amount includes market value stock only. Book value shares used for annual awards may only be sold to 1st Source.



 PROPOSAL NUMBER 2: AMENDMENT OF SECTION 7(d) OF 1982 EXECUTIVE INCENTIVE PLAN
              AND SECTION 7(c) OF 1982 RESTRICTED STOCK AWARD PLAN

On December 17, 2002 the Board of Directors approved an amendment to the 1st Source Corporation 1982 Executive Incentive Plan (the "Executive Incentive Plan) and to the 1st Source Corporation 1982 Restricted Stock Award Plan (the "Restricted Plan"). The amendments become effective upon shareholder approval. The amendments add the following language to Section 7(d) of the Executive Incentive Plan and Section 7(c) of the Restricted Plan:

     Not withstanding the foregoing, the Committee may in its sole discretion at any time extend the Forfeiture Period on issued shares for the current or prior year(s), despite the Corporation's failure to meet the required annual or cumulative rate of return.

1st Source shareholders approved each plan in 1982. Each plan is administered by the Executive Compensation Committee (the "Committee") of the Board of Directors. Each plan provides for the grant of restricted shares to selected executives and other key employees of the Company as a means of inducing continued future employment and performance of such key employees and provides that the shares shall vest over a period of time if the company meets certain financial requirements which are set by the Committee at the time of grant. There were approximately 80 participants in the plans as of December 31, 2002. If 1st Source does not meet the financial requirements by the end of the vesting period, the shares are forfeited. While the plans give the Committee broad power to interpret, implement, and administer the plan, the plans do not specifically give the Committee the power to extend the vesting period.

1st Source did not meet the financial requirements necessary to remove the restrictions on certain restricted shares when the vesting period ended effective with the announcement of 1st Source's 2002 annual earnings on January 21, 2003. As discussed previously in the Executive Compensation Committee Report, the Committee, with the Board's approval, amended selected existing grants to extend the vesting period for a period of 4 years on those shares that would otherwise have been forfeited in January provided that the shareholders approve the amendment to the plans authorizing the Committee to extend the vesting period applicable to restricted shares issued under the plans. This was done to recognize the catastrophic impact of 9/11 on 1st Source's Specialty Finance Group and provide an opportunity to the participants to earn out the affected awards for future performance. If the shareholders do not approve the amendment, the shares will be forfeited. The Committee also wishes to have the power to extend the vesting period at its discretion in the future to maximize the usefulness of the plans in attracting, retaining and motivating key employees.

Copies of the full text of the amended Section 7(d) of the Executive Incentive Plan and Section 7(c) of the Restricted Plan are attached as Exhibits A and B, respectively.

THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO SECTION 7(d) OF THE 1982 EXECUTIVE INCENTIVE PLAN AND SECTION 7(c) OF THE 1982 RESTRICTED STOCK AWARD PLAN.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The financial statements of 1st Source are audited annually by independent accountants. For the year ended December 31, 2002 and the two (2) proceeding years, the audit was performed by Ernst & Young LLP. Fees for the last annual audit were $185,500 and all other fees were $134,560, including audit related services of $78,500 and nonaudit services of $56,060. Audit related services generally include fees for pension and statutory audits. Representatives of the firm of Ernst & Young LLP will be available to respond to questions during the Annual Meeting. These representatives have indicated that they do not presently intend to make a statement at the Annual Meeting. Ernst & Young LLP will continue as 1st Source's independent accountants for the year ending December 31, 2003, as approved by the Audit Committee.

                         PROPOSALS OF SECURITY HOLDERS

Proposals submitted by security holders for presentation at the next Annual Meeting must be submitted in writing to the Secretary, 1st Source Corporation, on or before November 7, 2003.

                             ADDITIONAL INFORMATION

As to the proposals presented for approval, a plurality of the shares voted is required for approval.

A COPY OF 1ST SOURCE'S MOST RECENT ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED, WITHOUT CHARGE (EXCEPT FOR EXHIBITS), ON WRITTEN REQUEST TO: TREASURER, 1ST SOURCE CORPORATION, POST OFFICE BOX 1602, SOUTH BEND, INDIANA 46634.

A copy of 1st Source's Annual Report on Form 10-K is furnished herewith to Shareholders for the calendar year ended December 31, 2002, containing financial statements for such year. The financial statements and the Report of Independent Accountants are incorporated by reference in this Proxy Statement.

By Order of the Board of Directors,

John B. Griffith
Secretary

South Bend, Indiana
March 14, 2003

                                   EXHIBIT A

       AMENDMENT TO 1ST SOURCE CORPORATION 1982 EXECUTIVE INCENTIVE PLAN

Section 7(d) of the Company's 1982 Executive Incentive Plan is amended in its entirety to read as follows:

(d) The term "Forfeiture Period" with respect to any allocation of shares issued to a Participant under this Plan shall mean a period commencing on the date of issuance of such shares to the Participant and ending over a five (5) year period (for annual awards) or a nine (9) year period (for long-term awards) thereafter. The forfeiture period shall terminate at an equal and proportionate rate for each year in which:

     (1) the Participant served continuously as an employee for the full Plan Year, or in which the employee died, became totally disabled or retired at his normal retirement date while an employee, and during which,

     (2) for book value shares only, the Corporation's consolidated earnings grew at a rate not less than the rate of growth established in advance by the Committee in connection with the applicable award.

     With respect to book value shares only, for any year in which the cumulative growth rate is equal to or has exceeded the rate established for the accumulated years subsequent to the date of the award, all risk of forfeiture is removed for those shares which were not released in that year or any prior year in which the Corporation failed to meet the required annual or cumulative rate of return.

     Notwithstanding the foregoing, the Committee may in its sole discretion at any time extend the Forfeiture Period on issued shares for the current or prior year(s), despite the Corporation's failure to meet the required annual or cumulative rate of return.

If the Amendment is approved by a plurality of votes cast, the Amendment shall be deemed to be effective as of January 17, 2003.

                                   EXHIBIT B

      AMENDMENT TO 1ST SOURCE CORPORATION 1982 RESTRICTED STOCK AWARD PLAN

Section 7(c) of the Company's 1982 Restricted Stock Award Plan is amended in its entirety to read as follows:

(c) The term "Restricted Period" with respect to any allocation of shares issued to a Participant under this Plan shall mean a period commencing on the date of issuance of such shares to the Participant and ending ten (10) years or such other period as the Committee may designate in the notice of allocation thereafter. The restricted period shall terminate at an equal and proportionate amount of the allocation of shares for each year in which:

     (1) the Participant has served continuously as an employee, and was employed or retired at year end, or in which such employee dies while employed or retired.

     (2) the company return on equity meets or exceeds the rate of return on common equity established in advance by the Committee, or the Participant meets or exceeds the individual performance goal(s) established in advance by the Committee, as applicable.

     Any year in which the cumulative rate of return on equity meets or exceeds the rate established for the accumulated years subsequent to the year of the award, will remove the restrictions for that year and any prior year for which the yearly rate failed to meet the established rate.

     Notwithstanding the foregoing, the Committee may in its sole discretion at any time extend the Restricted Period on issued shares for the current or prior year(s), despite the Corporation's failure to meet the required annual or cumulative rate of return.

     With respect to individual performance goals, if a Participant fails to meet or exceed his/her individual performance goal(s) for a given year, all shares so restricted with respect to that year will be forfeited.

     The Committee may designate the particular shares with respect to which such restrictions end at the expiration of each such yearly period either by authorizing the issuance of separate certificates or by other instruments or documentation as deemed feasible by the Committee, and such certificates shall be delivered to Participant forthwith.

The Amendment shall become effective on the date the Amendment is approved by a plurality of votes cast.